Exhibit 99.1

Copano Energy, L.L.C.	NEWS RELEASE

	Contacts:	Matt Assiff, SVP & CFO
FOR IMMEDIATE RELEASE		Copano Energy, L.L.C.
713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. AGREES TO ACQUIRE

SCISSORTAIL ENERGY, LLC FOR $500 MILLION

Company obtains commitment of $175 million equity private placement in conjunction with the acquisition

Conference call to discuss transaction scheduled for

Tuesday June 21st at 9:00 A.M. EDT

HOUSTON – June 20, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it has signed a definitive purchase agreement to acquire Tulsa-based ScissorTail Energy, LLC for $500 million in cash, subject to certain closing adjustments.  Copano has also agreed to a $175 million private placement of equity to be completed at the closing of the acquisition.  The balance of the consideration will be provided by underwritten debt financing as described below. The company anticipates the acquisition will close in the third quarter of 2005, subject to customary closing conditions including regulatory approvals.

During the first quarter of 2005, ScissorTail, a provider of natural gas midstream services in Central and Eastern Oklahoma, achieved revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $73 million and $11.6 million, respectively, on natural gas throughput volumes of 121 MMcf/d.  EBITDA is a non-GAAP financial measure that is reconciled to its most directly comparable GAAP measures at the end of this press release.

ScissorTail’s assets consist primarily of 3,200 miles of gathering pipelines and three processing plants with current processing capacity of approximately 100 MMcf/d and expansion plans to increase capacity to 140 MMcf/d within the next nine months.

“We are pleased that the ScissorTail ownership group led by Jay Precourt has chosen Copano as its successor,” stated John Eckel, Chairman and Chief Executive Officer of Copano Energy.  “Acquisition of ScissorTail brings important benefits to Copano, including:

•                  an outstanding team of 95 employees led by John Raber, who will continue as President of ScissorTail with additional responsibility for future Copano expansion in the Rocky Mountains and Mid-Continent areas;

•                  exposure to highly visible volume growth from unconventional reservoir development programs including the Hunton de-watering play in Central Oklahoma;

•                  a strong contract portfolio, which when combined with Copano’s contract portfolio, should reduce Copano’s commodity price sensitivity;

•                  a well-established operating platform and producer services franchise providing access to future acquisitions and organic expansion opportunities; and

•                  an approximate 140% increase in Copano’s quarterly EBITDA based on first quarter 2005 results.

“Although we will continue to seek additional strategic acquisitions, the expected growth in natural gas throughput volumes from existing programs at ScissorTail should provide significant growth over the next several years even in the absence of future acquisitions.”

In connection with the acquisition, Copano, through ScissorTail, will operate and hold a majority interest in Southern Dome, LLC, in partnership with the prior ScissorTail ownership group. Southern Dome plans to build greenfield pipelines and a 30 MMcf/d processing plant in Oklahoma County, Oklahoma.

Institutional investors who have committed to participate in the $175 million private placement include Kayne Anderson MLP Investment Company, the Principal Strategies Group of Goldman, Sachs & Co., two funds managed by Tortoise Capital Advisors, LLC, two closed-end funds sub-advised by Fiduciary Asset Management, Alerian Capital Management, LLC, RCH Energy MLP Fund and two funds managed by Strome Investment Management, L.P.  The equity securities to be sold in the private placement include approximately $55 million of Copano’s Common Units and approximately $120 million of Class B Units.  The Class B Units represent a new class of equity securities that is entitled to a special quarterly distribution equal to 110% of the distribution received by the Common Units, has no voting rights other than as required by law and is subordinated to the Common Units on dissolution and liquidation.  The Class B Units may convert into Common Units if the conversion is approved by a vote of Copano’s unitholders.  Copano has agreed to hold a special meeting of its unitholders to consider this proposal as soon as feasible following completion of the ScissorTail acquisition.

“The ScissorTail acquisition is the first example of the accretive advantage of our LLC model.  We expect the acquisition to be immediately accretive to distributable cash flow based on ScissorTail’s expected annualized EBITDA run rate exceeding $55 million as of the anticipated closing date,” added Mr. Eckel.

As a result of the acquisition, management is reviewing with Copano’s Board of Directors the appropriate level of future cash distributions based on the increased geographic range and more diversified contract mix of the combined companies.  Management anticipates that it will recommend to the Board of Directors an increase in the annual distribution rate, which is currently $1.68 per unit, to at least an annual rate of $2.00 per unit beginning with the distribution for the first full quarter following closing.

Banc of America Securities LLC advised Copano on the acquisition of ScissorTail and Banc of America Securities and Bank of America, N.A. have provided commitment letters for financing the transaction including a new $350 million senior revolving credit facility and $170 million in term debt.  The Company expects to use the equity and term loan proceeds, along with a portion of the revolving credit facility, to fund the acquisition.

Copano will host a conference call on June 21, 2005, at 9:00 A.M. EDT (8:00 A.M. CDT) to discuss this acquisition.  To participate in the call, dial (303) 262-2131 and ask for the Copano Energy call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of the Company’s website.  To listen to the live call on the web and view accompanying slides with maps, please visit the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.  If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Overview” page of the “Investor Relations” section of the Company’s website.  Additionally, a telephonic replay will be available through June 28, 2005 and may be accessed by calling (303) 590-3000 and using the pass code 11033110.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include statements related to equity and debt financing to fund the ScissorTail acquisition, ScissorTail’s expected future results of operations as well as Copano’s future distribution policy as a result of the ScissorTail acquisition. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

- table to follow -

Non-GAAP Accounting Measures

The following table presents a reconciliation of the non-GAAP financial measures of EBITDA for ScissorTail Energy, LLC to the GAAP financial measures of net income and cash flows from operating activities (in thousands).

SCISSORTAIL ENERGY, LLC

Three Months Ended March 31, 2005
(unaudited)
Reconciliation of EBITDA to net income:
Net income	$10,509
Add: Depreciation and amortization	1,065
Interest expense	27
EBITDA	$11,601

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$8,445
Add: Cash paid for interest	32
Increase in working capital and other	3,124
EBITDA	$11,601

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